Exhibit 99.1

PRESS RELEASE

Contact Information: Kite Realty Group Trust

Bryan McCarthy

SVP, Marketing & Communications

317.713.5692

bmccarthy@kiterealty.com

Kite Realty Group Trust Expands Board of Trustees and Announces the Appointment of Derrick Burks

Indianapolis, Ind., March 25, 2021 – Kite Realty Group Trust (NYSE:KRG) is pleased to announce the appointment of Derrick Burks to its Board of Trustees. Mr. Burks is a retired partner from Ernst & Young (EY) where he served for 15 years, including time as managing partner of EY’s Indianapolis office. Kite Realty Group Trust expanded its Board to ten trustees with the addition of Mr. Burks, another independent Board member.

“We are thrilled with the addition of Derrick Burks to our Board of Trustees,” said John A. Kite, Chairman and CEO. “Derrick’s wealth of knowledge in a multitude of industries, coupled with his extensive experience with REITs, will greatly strengthen KRG moving forward and further propel us toward our long-term objectives.”

Prior to joining Ernst & Young, Mr. Burks spent 24 years with Arthur Andersen. Mr. Burks has experience on private and public company boards, including currently sitting on Equity LifeStyle Properties, Inc.’s (NYSE:ELS) Board of Directors. He has been actively involved with a variety of civic and community agencies throughout his career, and is presently engaged on the boards of the Indiana University Foundation and the Regenstrief Foundation. Mr. Burks received his Bachelor of Science degree in accounting from Indiana University’s Kelley School of Business.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) that provides communities with convenient and beneficial shopping experiences. We connect consumers to tenants in desirable markets through our portfolio of community, neighborhood, and lifestyle centers. Using operational, development, and redevelopment expertise, we continuously optimize our portfolio to maximize value and return to our shareholders.

For more information, please visit kiterealty.com.